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                                                                    Exhibit 10.1


                                                               [PICTURETEL LOGO]



July 13, 1998


Mr. Richard B. Goldman
90 Westerly Road
Weston, MA 02193


Dear Dick:

Reference:  (1.) The Employment Agreement (the "Employment Agreement") by and
            between you and PictureTel Corporation (the "Company") dated December 5, 1997; and (2.) Your letter to Bruce Bond (the "Letter") dated June 22, 1998; copies of which are attached hereto as Exhibits A and B, respectively.

         This letter will hereinafter set forth and reduce to writing the Amendment to the Employment Agreement between you and the Company concerning your employment with the Company and the cessation of such employment.

         As you are aware, the terms of your employment with the Company and your Proprietary Information and Inventions Agreement ("Confidentiality Agreement"), a copy of which is attached hereto as Exhibit C, obligate you, among other things, not to disclose or use any confidential or proprietary information of the Company ("Confidential Information") acquired as a result of your employment with the Company. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, customer lists, and employee lists, except to the extent the same are publicly known from sources who have neither misappropriated such information nor breached any obligation of confidentiality to the Company. Further, such information, knowledge and know-how possessed by you prior to your entering employment with the Company shall be excluded from the definition of Confidential Information.

         You hereby confirm that you have complied and will continue to comply with the foregoing provisions of the Confidentiality Agreement.

         In addition to its confidentiality provisions, the Confidentiality Agreement provides that for a period of one year after termination, you will not directly or indirectly solicit or cause others to solicit Company employees for competitive employment. The Confidentiality Agreement provides that you will return to the Company all documents and data of any nature pertaining to your work, and that you will take no copies of Confidential Information with you upon your departure. You hereby confirm that you have complied and will continue to comply with these provisions of the Confidentiality Agreement.

         The complete terms and conditions of your separation are set forth in the Employment Agreement, as amended by this Agreement. The employment provided for under the Employment Agreement shall terminate September 11, 1998 (the "Separation Date") and you shall cease your employment with the company as of that date (the "Separation Date"). In exchange for the release contained in Paragraph 10., your departure on the Separation Date will be considered to be for "Good Reason" pursuant to Section 4.2 (a.) of the Employment Agreement and the Company will provide certain Enhanced Separation Benefits provided below. If prior to the Separation Date you are terminated by the Company for a reason other than cause, death or disability, the Company will provide you with the same Enhanced Separation Benefits commencing on the Separation Date and will prior thereto, continue to pay to you your current bi-weekly base salary of $7,692.31 (equal to $200,000.00 annualized at twenty-six (26) pay periods per year) ("Base Salary") up through the Separation Date. If prior to the Separation Date you terminate your employment for Good Reason pursuant to
Section 4.2 (a.) (it being understood that the change in your responsibilities prior to the date hereof, as discussed in the Letter, shall not constitute "Good Reason" for a termination prior to the Separation Date) ("New Good Reason Separation Date"), the Company will







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provide you with the same Enhanced Separation Benefits commencing on the New
Good Reason Separation Date. If you terminate your employment for some other reason prior to the Separation Date ("Voluntary Separation Date"), the Company shall pay to you your current Base Salary and shall maintain the benefits provided under Section 3.4 of the Employment Agreement in each case for the period up to and inclusive of the Voluntary Separation Date, except that no bonus not previously paid will be payable to you in respect to service by prior to such Voluntary Separation Date.

         1. You agree to resign as an Officer of the Company and your position as Vice President, Chief Financial Officer effective as of the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date. From the date of this Agreement through the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date (the "Transition Employment Period"), you will continue to be paid your Base Salary. In return for the compensation provided to you during the Transition Employment Period, you agree to assist me in effecting an orderly transfer of your job responsibilities.

         2. Notwithstanding Section 5.5 of the Employment Agreement and in lieu thereof, from and after the Separation Date or, if applicable, New Good Reason Separation Date, you will continue to be paid, as severance, your Base Salary for a consecutive 32.2 bi-weekly period ("Severance Period"). This is equivalent to fifteen (15) months pay. In addition, notwithstanding Section
5.5 of the Employment Agreement and in lieu thereof, from and after the Separation Date or, if applicable, New Good Reason Separation Date, you will receive $40,000 (equal to fifty (50) percent of your target 1998 Management Incentive Bonus of $80,000) paid in $1,242.24 bi-weekly increments over the Severance Period (the "Enhanced Separation Benefits").

         3. Vacation hours will not be accrued beyond the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date. However, the hours which accrued pursuant to Company Policy and which remain unused at the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date will be paid to you in a lump sum as soon as possible following the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date.

         4. With respect to the stock options granted to you under the PictureTel Corporation Equity Incentive Plan, all vesting will cease as of the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date and the rights to exercise those option shares vested as of the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date will terminate three (3) months after such Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date.

         5. All outstanding claims for business expenses incurred should be submitted to me immediately prior to the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date. Immediately prior to the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date, you will return all Company office keys, access cards, credit cards and other Company property in your possession to Larry Bornstein.

         6. Effective as of the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date, your participation and eligibility for life, disability and accident insurance benefits under Company plans will cease. During the Severance Period, the Company will maintain your eligibility to participate in the Company's group medical and dental plans and will continue to contribute its share of the costs for participation in such plans at the same levels as active employees. If you wish to continue your medical and dental insurance coverage beyond the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date and the Severance Period, you may do so for up to a total of eighteen (18) months ( inclusive of the Severance Period) pursuant to your rights under the Consolidated Budget Reconciliation Act ("COBRA"). During the month immediately following the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date, you will receive the materials and information necessary to enroll in the COBRA coverage. If you elect to continue coverage beyond the Severance Period or your Voluntary Separation Date, you will be responsible for paying the full cost of the coverage.


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         7. Effective as of the Separation Date or, if applicable, New Good
Reason Separation Date or Voluntary Separation Date, your participation in the PictureTel 401(k) Retirement Plan will cease. During the month following the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date, you will receive detailed information relative to the distribution of your current fund balances.

         8. Effective as of the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date, pursuant to the provisions of the PictureTel Corporation Employee Stock Purchase Plan ("ESPP"), your participation in the ESPP will cease. If the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date is prior to the close of an Option Period, all your withholdings up to the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date shall be returned to you, without interest, immediately following the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date. For purposes of the ESPP, an "Option Period" is any of the six month periods beginning any September 1 or March 1.

         9. As part of the Enhanced Separation Benefits, the Company will make available the services of an approved Outplacement Consultant. The fees incurred shall not exceed $10,000.00.

         10. The provision of the Enhanced Separation Benefits is expressly conditioned upon your signing this letter agreement, which includes the following general release, and upon your continued compliance with all of the provisions of this letter agreement:

         In consideration of the Enhanced Separation Benefits, the adequacy of which you hereby acknowledge, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, shareholders, agents, current and former employees (the "Releasees") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, accounts, contracts, promises, agreements, doings, omissions, damages, executions, liabilities, obligations, and expenses including attorneys' fees and costs, of every kind and nature which you ever had or now have against the Releasees arising out of or relating to your employment, and its termination, including but not limited to all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq. and M.G.L.C. 151B ss. 1 et seq., the Employee Retirement Income Security Act, and any and all damages arising out of all employment - related claims or other wrongful discharge claims and damages, and claims under the Age Discrimination in Employment Act.

         11. Your termination does not impair or otherwise limit your rights following the Separation Date or, if applicable, New Good Reason Separation Date or Voluntary Separation Date to indemnification under the terms of the Indemnity Agreement between you and the Company, the Company's articles of incorporation or its bylaws.

         12. Notwithstanding the provisions of paragraph 10., the release contained herein shall not impair or otherwise limit your rights to enforce the Company's agreements contained in this letter.

         13. You have, and are entitled to, up to twenty-one (21) days following the provision of this letter agreement to you to accept it, although you need not use this period if in your sole and unlimited discretion you choose not to do so. The Company encourages you to consult with an attorney before signing this letter agreement. You are also entitled to rescind your acceptance of the terms of this letter agreement by written notice to the Company at any time within the seven day (7) period after you execute it.

         14. Upon the expiration of seven (7) days after your execution of this letter agreement, the Company will become contractually obligated to provide the Separation Benefits, and you will be contractually bound to adhere to the terms of this Agreement.

         15. It is understood and agreed by the parties hereto that this letter is a release agreement and does not constitute an admission of liability or wrongdoing on the part of either party.


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         16. This letter is executed in duplicate and shall be binding upon the parties, and may not be abandoned, supplemented, changed, or modified in any manner, except by an instrument in writing signed by a duly authorized representative of the parties hereto.

         17. Should any provision of this letter be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and such illegal and invalid part, term, or provision shall be deemed not to be part of this letter.

         18. Both parties understand and agree that the terms and contents of this letter, and the contents of the discussions and negotiations resulting in this letter, shall be maintained as confidential. You further agree that you, your agents and representatives shall maintain such confidentiality, and none of the above shall be admissible for any purpose in any litigation in any forum, nor shall it be disclosed to anyone except to the extent required by federal or state law. Nothing contained herein shall prevent or restrict you from disclosing such information to professionals who advise you with respect to legal or financial matters, or to your spouse. You agree that in the event of any breach by you of this letter, the Company may elect to terminate the Separation Benefits, and seek damages or injunctive relief for any such breach of confidentiality, or both.

         19. You affirm that this letter contains and constitutes the entire understanding and agreement between the parties hereto with respect to your departure from the Company, and supersedes all other oral and written negotiations, agreements, representations, commitments and writings in connection therewith.

         20. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter, and that your signature indicates your full agreement with and understanding of its terms. You acknowledge that you have had adequate opportunity to review these terms and that you have been encouraged by the Company to seek the benefit of legal counsel regarding the effect of same, and that whether or not you have done so has been your decision. You further state and represent that you have carefully read this letter, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act and deed.

         If the above is acceptable to you, kindly sign the original and a copy of this Agreement where indicated, and return the copy to me within twenty-one
(21) days of the provision of this Agreement to you. If you have any questions regarding the this letter, please feel free to call me.


Sincerely,

PICTURETEL CORPORATION


/s/ Bruce Bond
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Bruce Bond
President and Chief Executive Officer

                                            Accepted: /s/ Richard B. Goldman
                                                      --------------------------
                                                      Richard B. Goldman
                                                      Date: 7/14/98